EXHIBIT 2.1

                        ASSET PURCHASE AND SALE AGREEMENT

         THIS ASSET PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into between U.S. COAL, INC., a Tennessee corporation, and NEW RIVER PROCESSING, INC., a Tennessee corporation whose address is 130 Coal Street, Huntsville, TN 37756 (collectively referred to as "Seller"), and NATIONAL COAL CORPORATION, a Tennessee corporation whose address is 319 Ebenezer Rd., Knoxville, TN 37923 ("Buyer").
                                    RECITALS

         A. Seller desires to sell certain assets to Buyer, and Buyer desires to purchase such assets from Seller, all on the terms and conditions contained in this Agreement; and

         B. In connection with its execution of the letter of intent dated March 15, 2004 (the "Letter of Intent"), Buyer deposited with Wagner, Myers & Sanger, P.C. ("Escrow Agent") an earnest money deposit of $500,000.00 in consideration of Seller executing the Letter of Intent (hereinafter referred to as the "Earnest Money Deposit"), with Buyer being entitled to credit for same against the purchase price as hereinafter outlined.

         In consideration of, and subject to, the mutual promises, agreements, terms and conditions made herein, and intending to be legally bound, the parties agree as follows:

                            ARTICLE 1 -- DEFINITIONS

         1.1      DEFINITIONS.   As  used  herein,   the  following  terms  when
capitalized shall have the respective meanings ascribed thereto in this ss. 1.1 (and any obligations stated


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in this ss. 1.1 shall be fully  binding on Buyer and Seller in  accordance  with the terms hereof):

                  (a) "ACQUIRED ASSETS" means those specific assets to be conveyed to Buyer hereunder, including, without limitation (i) the Tangible Personal Property and Equipment; (ii) the Owned Real Property; (iii) the Leases (including any non recouped minimum royalties as of the Closing); (iv) all of the rights, title and interest of Seller in and to each of the Contracts; and
(v) any transferable interest of Seller in and to the Permits; provided, however, the term "Acquired Assets" shall not include any of the Excluded Assets which are expressly excluded from the Acquired Assets. Any other assets which are (i) currently used by Seller in connection with its coal mining and processing operations; and (ii) not specifically identified as Excluded Assets, shall be included in the Acquired Assets.

                  (b) "ASSUMED AGREEMENTS" means each of the Leases and Contracts.

                  (c) "ASSUMED OBLIGATIONS" means (i) the Reclamation Liability and Obligations, (ii) the Water Treatment Liability and Obligations,
(iii) any and all claims and obligations specifically stated in this Agreement to be a Buyer Assumed Obligation, (iv) any and all amounts and obligations accruing and to be performed under each of the Assumed Agreements from and after the date of Closing, and (v) all obligations under the Permits.

                  (d) "CLOSING" means the transfer of the Acquired Assets to the Buyer in exchange for the Purchase Price. "Closing Time" shall mean the time of Closing specified in ss. 3.4.

                  (e) "CODE" means the Internal Revenue Code of 1986, as amended.


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                  (f)      "CONTRACTS"  means those contracts listed on SCHEDULE
6 attached.

                  (g)      "ENVIRONMENTAL   LAWS"  means,  except  as  otherwise
provided, Laws aimed at abatement of pollution generally; protection of the environment generally; ensuring public safety from environmental hazards, management, storage or control of hazardous materials and substances generally; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment generally, including, without limitation, ambient air, surface water and groundwater generally; and all other Laws relating generally to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transportation of petroleum or petroleum products, asbestos, polychlorinated biphenyls ("PCBs"), pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes ("Hazardous Substances"), including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act of 1986), Clean Air Act, Clean Water Act, Solid Wastes Disposal Act (as amended by the Resource Conservation and Recovery Act), Toxic Substances Control Act, Water and Pollution Control Act Emergency Planning and Community Right to Know Act, Safe Drinking Water Act and any regulations issued under each of such statutes, and any state or local counterparts. Notwithstanding the foregoing and anything else in this Agreement to the contrary, none of the following Laws shall be considered Environmental Laws, and the following Laws are herein referred to as "Mining Laws" - any and all laws aimed at or relating to (i) reclamation relating to mining and/or similar activities, including, without limitation, the Surface Mining Control and Reclamation Act ("SMCRA") and Mine


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Safety and Health Act  ("MSHA")  and any  regulations  issued under each of such statutes and any state or local counterparts, (ii) coal mining and other coal-mining activities, (iii) any Reclamation Liability and Obligations, (iv) any Water Treatment Liability and Obligations, and/or (v) bonding or security relating to coal mining and coal-mining activities and/or for reclamation and similar activities relating to coal mining and coal-mining activities.

                  (h) "EXCLUDED ASSETS" means any and all (i) cash on hand, cash deposits (including without limitation bonds, collateral and utility deposits), insurance rebates and cash equivalents held by or for Seller, (ii) Receivables, Tax credits, Tax refunds (including but not limited to any refund of the Federal Coal Excise Tax) and other Tax benefits of Seller, (iii) rights, title and interest of Seller in and to Tax and other records other than those records relating directly to any particular Acquired Asset, and (iv) rights, title and interest of Seller in and to the assets listed in SCHEDULE 1 attached.

                  (i) "KNOWLEDGE" means the conscious awareness of any officer or director of the applicable party, the conscious awareness of any employee or contractor of the applicable party with supervisory duties or responsibilities associated with the applicable issue, and any other person affiliated with the applicable party who would be reasonably expected to have knowledge of the applicable issue.

                  (j) "LAW" OR "LAWS" means all past, existing and future Federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, leases, orders, directives, judgments, decrees and other governmental restrictions of any kind or nature, including, without limitation, permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.


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                  (k)      "LEASES" means the rights,  title and interest of the
Seller in and to the real property leases and/or subleases described in SCHEDULE 3 attached.

                  (l) "LEASED REAL PROPERTY" means the real property that is leased by Seller pursuant to the Leases.

                  (m) "LOSSES" shall mean, subject to any applicable express limitations in Article 8 of this Agreement, any and all losses, claims, damages, liabilities, costs and expenses (including, without implied limitation, but subject to the express limitations in Article 8 of the Agreement, judgments and costs of settlement and reasonable attorneys' fees and costs).

                  (n) "MATERIALLY ADVERSE EFFECT" shall mean an unfavorable or adverse event or occurrence, or the result thereof, that is materially adverse to the party suffering such adverse event or occurrence, as determined in good faith by such party.

                  (o) "OWNED REAL PROPERTY" means the rights, title and interest of the Seller in and to the real property of Seller described in
SCHEDULE 4 attached hereto and incorporated herein by reference.

                  (p) "PERMITS" shall mean those permits of Seller which are described on SCHEDULE 5 attached.

                  (q)      "PERMITTED LIENS AND ENCUMBRANCES"  means any and all
(i) liens for Taxes not yet due, (ii) statutory liens arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due, (iii) minor imperfections of title or similar liens which will not have a Materially Adverse Effect on the Buyer or its coal mining and processing operations on the Leased Real Property, and (iv) except as may otherwise be provided in this Agreement, matters of public record (other than liens


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and  mortgages)  created  prior to the date of this  Agreement  which  burden or encumber any of Seller's rights, title or interest in the Owned Real Property or any of the Leases.

                  (r) "PERSON" means and includes any individual, partnership, joint venture, corporation, limited liability company, trust, joint-stock company, unincorporated entity or association, organization or other legal entity.

                  (s) "PRESENT VALUE BENEFIT" means the present value (based on a discount rate equal to the short-term applicable federal rate as determined under ss. 1274(d) of the Code at the time of determination, and assuming that the Indemnified Party will be liable for Tax at all relevant times at the maximum marginal rates) of any income Tax benefit.

                  (t) "RECEIVABLES" means any and all amounts which (i) are due or owing to the Seller immediately prior to the Closing Time, (ii) any and all amounts which become due at or after the Closing Time for loans, advances, goods or services provided by the Seller prior to the Closing Time. Buyer acknowledges that receivables arising from any coal shipped prior to the Closing Time shall constitute a Receivable under this Agreement.

                  (u) "RECLAMATION LIABILITY AND OBLIGATIONS" means, whether attributable to operations conducted before or after the Closing, (i) any and all obligations for reclamation, restoration, remediation and revegetation as required under the Federal Surface Mining Control and Reclamation Act, and all state and local Laws addressing similar concerns, (including, without limitation, backfilling, grading, soil replacement and other measures necessary or required to restore, remediate or maintain affected land, mine closings, buildings, facilities, impoundments, primary and secondary


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


sedimentation control structures, embankments, structures, roads, highways and appurtenances related to such reclamation, restoration, remediation and revegetation liabilities and obligations with respect to such geographic areas, regardless of whether such obligations or liabilities are related to activities, events, operations, permit and other proceedings and appeal therefrom or time periods before or after the Closing Time) relating to all or any part of the Owned Real Property or Leased Real Property under applicable Law or the Permits, and (ii) any and all reclamation, restoration, remediation and revegetation liabilities and obligations with respect to any geographic areas which are covered by any of the Permits, or any road or highway agreements of the Seller.

                  (v) "RETAINED OBLIGATIONS" means any obligations or liabilities of Seller, whether such liabilities or obligations relate to payment, performance or otherwise, other than the Assumed Obligations. Notwithstanding anything else to the contrary in this Agreement, such Retained Obligations include, without limitation, any outstanding accounts payable, any accrued payroll and employee welfare or benefit obligations, any accrued Taxes (federal, state and local) and any other expenses of Seller, as well as post-Closing obligations to Seller's employees and/or former employees and their respective dependents or beneficiaries under applicable Law. The parties acknowledge and agree that Retained Obligations do not include Reclamation Liability and Obligations or any other obligations that are a part of Buyer's Assumed Obligations.

                  (w) "SELLER'S GROUP" means Seller, all of Seller's officers and directors, any Person who controls, directly or indirectly, Seller, each affiliate of Seller and any other member of the affiliated group that includes Seller.


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                  (x)      "TANGIBLE  PERSONAL PROPERTY AND EQUIPMENT" means all
tangible  personal  property  and  equipment  of  Seller  listed on  SCHEDULE  2 attached.

                  (y) "TAX" or "TAXES" means any tax or taxes, and any similar charge, fee, impost, levy or other assessment (including, without limitation, income taxes, severance taxes, excise taxes, sales taxes, franchise taxes, real estate taxes, transfer taxes, transfer gain taxes, use taxes, ad valorem taxes, withholding taxes, payroll taxes, or minimum taxes), together with any related liabilities, penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government subdivision, agency or taxing authority.

                  (z) "WATER TREATMENT LIABILITY AND OBLIGATIONS" means, whether attributable to operations conducted before or after the Closing, any and all existing future obligations for the treatment or pre-treatment of surface water or ground water, as required under the federal Clean Water Act and all state and local Laws addressing similar concerns with respect to any of the all or any part of the Owned Real Property, Leased Real Property or any other geographic areas which are covered by any of the Permits, so as to satisfy the conditions required under the Permits necessary for release of the bonds or security securing said Permits and the permittee's obligations thereunder (regardless of whether or not Buyer has become a successor/operator under any such Permits).

                     ARTICLE 2 - PURCHASE AND SALE OF ASSETS

         2.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and under the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees


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to sell,  transfer,  convey and deliver to Buyer all of the Acquired  Assets for the consideration specified below in ss. 2.2 and 2.3 of this Agreement.

         2.2 ASSUMPTION OF OBLIGATIONS. Effective as of Closing Time, Buyer shall assume and agrees to timely pay and perform all of the Assumed Obligations.

         2.3 CASH PURCHASE PRICE. The cash purchase price for the Acquired Assets shall be Four Million Two Hundred Thousand Dollars ($4,200,000.00) (the "Purchase Price"), to be paid as follows:

                  (a) Pursuant to ss. 3.1, at Closing, Buyer shall pay to Escrow Agent the sum of Three Million Seven Hundred Thousand Dollars ($3,700,000.00) less the amount of interest earned on the Earnest Money Deposit as of the Closing Time, by means of wire transfer of immediately available funds to the Escrow Account in accordance with wiring instructions provided by Escrow Agent.

                  (b) Pursuant to ss. 3.4, the entire Purchase Price, less amounts due to be paid to fully satisfy any and all liens and encumbrances against the Acquired Assets other than the Permitted Encumbrances, shall be paid to Seller by Escrow Agent out of the Escrow Account by means of wire transfer of immediately available funds in accordance with wiring instructions provided by Seller. The parties shall execute a written authorization at Closing directing Escrow Agent to make such payment and releasing Escrow Agent from any further obligations.

         In addition to payment of the Purchase Price, Buyer shall commence performance of the Assumed Obligations.

         2.4 RETAINED OBLIGATIONS. Seller shall timely satisfy each of its Retained Obligations as they come due whether before or after Closing.


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                               ARTICLE 3 - CLOSING

         3.1 CLOSING. The Closing of the purchase and sale of the Acquired Assets and the assumption of the Assumed Obligations contemplated hereby shall take place at the offices of Escrow Agent, 1801 First Tennessee Plaza, Knoxville, Tennessee at 9:00 a.m. local time on April 16, 2004, or at such other place and time the parties may mutually agree.

         3.2 SELLER'S DELIVERABLES. Seller shall deliver, or cause to be delivered, to Buyer at the Closing the following:

                  (a) a duly executed Warranty Bill of Sale for all Tangible Personal Property and Equipment in the form of the WARRANTY BILL OF SALE attached hereto as EXHIBIT 1;

                  (b)      duly  executed  warranty  deeds  for the  Owned  Real
Property;

                  (c) duly executed assignments of the Leases, including consents if necessary, in the form of the ASSIGNMENT AND ASSUMPTION OF LEASE attached hereto as EXHIBIT 2;

                  (e) such documentation as Buyer may reasonably request prior to the Closing relative to transferring any of the Acquired Assets for which a certificate of title has been issued by any governmental authority or which in the reasonable opinion of Buyer's counsel are sufficient to vest title to Acquired Assets in Buyer;

                  (f) duly executed assignments of the Contracts, including consents if necessary, in the form of the ASSIGNMENT AND ASSUMPTION OF CONTRACT attached hereto as EXHIBIT 3;


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                  (g)      such  documentation  as Buyer may reasonably  request
prior to the Closing relative to Seller's ownership, leasehold or other interest in any of the Acquired Assets, including copies of all title documentation, deeds, leases, licenses, title reports, title policies and surveys in Seller's possession relating to the Owned Real Property and the Leased Real Property;

                  (h)      all of Seller's files relating to the Permits;

                  (i) certificates of existence or good standing for Seller issued by the Secretary of State of Tennessee; and

                  (j) corporate resolutions, certified by the Secretary of Seller, confirming that this Asset Purchase and Sale Agreement and all transactions contemplated hereunder have been approved by Seller's Board of Directors, and showing that the persons executing this Asset Purchase and Sale Agreement (and any documents required for closing) on behalf of Seller are duly authorized to do so.

         3.3 BUYER'S DELIVERABLES. Buyer shall deliver, or cause to be delivered, to Seller at the Closing the following:

                  (a) the portion of the purchase price due at Closing in the manner and amount specified in subsection 2.3(a) of this Agreement;

                  (b) duly executed Assignment and Assumption of Lease Agreements in the form of the ASSIGNMENT AND ASSUMPTION OF LEASE which is attached hereto as EXHIBIT 2;

                  (c) duly executed assignments of the Contracts in the form of the ASSIGNMENT AND ASSUMPTION OF CONTRACT attached hereto as EXHIBIT 3; and


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                  (d)      certificates  of existence or good standing for Buyer
issued by the Secretary of State of Tennessee.

         3.4 CLOSING TIME. The Closing Time shall be 6:00 p.m. eastern daylight savings time, April 16, 2004, or at such other time the parties may mutually agree in writing at Closing. At Closing, Escrow Agent shall pay from the Escrow Account those amounts necessary to satisfy in full any amounts identified by the parties as owed with respect to any liens or encumbrances (other than Permitted Encumbrances) on the Acquired Assets and shall distribute the balance of the Escrow Account to Seller by means of a wire transfer to Seller's account based on wiring instructions provided by Seller. The Escrow Agent shall be entitled to rely upon the terms of this Agreement and shall have no liability to either the Buyer or the Seller for its acts as Escrow Agent, except that Escrow Agent shall be liable for any actions or nonactions which are taken or not taken in a knowing and willful violation of the terms of this Agreement. Neither Buyer nor Seller shall have authority subsequent to completion of the Closing to defer or delay the Closing Time. If any dispute arises about the Closing or the proper action to be taken by the Escrow Agent at Closing, Escrow Agent may file an interpleader action to resolve such dispute, and Escrow Agent's expenses and reasonable attorney fees shall be paid from the interpleaded funds. Buyer agrees to assume all risk of loss with regard to the Acquired Assets from completion of the Closing through the Closing Time.

               ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF SELLE
R
         Seller represents and warrants to Buyer as follows:


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         4.1      ORGANIZATION  AND GOOD  STANDING OF SELLER.  Each  corporation comprising Seller is a corporation duly organized and validly existing in good standing under the laws of the State of Tennessee.

         4.2 AUTHORITY. Seller has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the consummation of the transactions contemplated herein by Seller has been (or will be) authorized by all necessary corporate action on Seller's part. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable laws of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         4.3 NO VIOLATIONS. Except for any violation, breach, default or event that will not have a Materially Adverse Effect, the execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not (i) violate any of the provisions of the charter or bylaws of Seller; (ii) violate any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to Seller or its properties or assets; or (iii) constitute an event that, with notice or lapse of time or both, would result in any such violation; provided, however, that nothing in this Article 4 shall be construed to be a representation that (i) any of the Permits or security therefor are transferable; (ii) Buyer can conduct any mining, reclamation or other activities on any of the Owned Real Property or Leased Real


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Property  without  obtaining  its own  permits;  or (iii)  Seller can obtain any
Consents required for the assignment or transfer of any Lease or Contract.

         4.4 APPROVALS, CONSENTS AND OTHER ACTIONS. Except for (i) consents required to transfer certain Acquired Assets listed on SCHEDULE 7 attached ("Consents"), (ii) governmental approvals of the transfers of the Permits or Buyer's obtaining Permits to replace the Permits, and (iii) any consent, approval, license, permit, order, authorization, registration, declaration or filing, the failure of which to obtain or make would not have a Material Adverse Effect, no consent, approval, license, permit, order or authorization of or registration, declaration or filing with any court, administrative agency, commission or other governmental authority or instrumentality, or any other third party is required to be made or obtained by or with respect to Seller in connection with the execution, delivery and performance of this Agreement.

         4.5 TITLE TO TANGIBLE PERSONAL PROPERTY AND EQUIPMENT. Seller is the owner of the Tangible Personal Property and Equipment, and Seller will transfer ownership and possession of the Tangible Personal Property and Equipment to Buyer at Closing, free and clear from any and all liens and encumbrances.

         4.6 TITLE TO OWNED REAL PROPERTY. At Closing, the Owned Real Property will be conveyed by Seller to Buyer pursuant to the form of the WARRANTY DEED attached hereto as EXHIBIT 4, free and clear of any liens or encumbrances other than Permitted Liens and Encumbrances.

         4.7 RIGHTS IN LEASED REAL PROPERTY. At Closing, Seller's right, title and interest in the Leases will be assigned to Buyer by an assignment in the form of the ASSIGNMENT AND ASSUMPTION OF LEASE attached hereto as EXHIBIT 2, and Seller shall deliver


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


leasehold title to and possession of the Leased Real Property to Buyer at Closing, free and clear of any liens or encumbrances created by or through Seller other than Permitted Liens and Encumbrances.

         4.8 ENVIRONMENTAL MATTERS. Seller makes no representation or warranties to Buyer with regard or respect to Seller's compliance with Environmental Laws, Mining Laws, Permits, environmental permits, certificates, licenses, approvals, registrations and authorizations required under all applicable Environmental Laws and Mining Laws, including those relating to Hazardous Substances, except that Seller represents and warrants that as of the Closing Time there will be no unabated notices of violation issued by any regulatory authority applicable to any of Seller's permitted mine operations.

         4.9 DEFINED BENEFIT PLAN. Seller is not obligated to any defined benefit pension plan which is governed by the Employee Retirement Income Security Act of 1974, as amended, which would become binding on Buyer.

         4.10 BROKER LIABILITY. There is no fee or commission due with respect to any broker, finder or similar consultant retained by or acting on behalf of Seller in connection with this Agreement or the transactions contemplated hereby.

         4.11 LABOR MATTERS. Seller is not a party to or otherwise subject to any collective bargaining agreement with any labor union or association. There are no negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are no pending or, to the Knowledge of Seller, threatened strikes, work stoppages or material labor disputes.


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


         4.12 LEASE AND CONTRACT OBLIGATIONS. As of the Closing, Seller shall have paid and satisfied all monetary obligations accruing prior to the Closing Time under all Leases and Contracts assigned to Buyer pursuant to this Agreement other than the Permits. To Seller's Knowledge, Seller is not and as of the Closing Time will not be in default of its obligations under any Lease or Contract. Buyer acknowledges the disclosures made by Seller with regard to the status of certain Leases and Contracts on the Schedules attached hereto and agrees to accept assignment of such Leases and Contracts subject to such disclosures.

         4.13 DISCLOSURE. The representations and warranties and statements of Seller contained in this Agreement do not contain any untrue statement of material fact, and when taken together in light of the circumstances under which they were made, do not fail to state any material fact necessary to make the representations, warranties and statements not misleading.

               ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         5.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized and validly existing in good standing under the laws of Florida.

         5.2 AUTHORITY. Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder, and the consummation of the transactions contemplated herein by Buyer has been (or will be) authorized by all necessary corporate action on Buyer's part. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable laws of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         5.3 NO VIOLATIONS. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not: (i) violate any of the provisions of the certificate or articles of incorporation or bylaws of Buyer; (ii) violate any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to Buyer or its properties or assets; or (iii) constitute an event that, with notice or lapse of time or both, would result in any such violation.

         5.4 APPROVALS. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority or instrumentality, or any third party is required to be made or obtained by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement by Buyer, except as may be required by the Securities Exchange Commission.

         5.5 BROKER LIABILITY. There is no fee or commission due with respect to any broker, finder or similar consultant retained by or acting on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby.

         5.6 PERMIT BLOCKING. Neither Buyer nor any affiliate of Buyer has been notified (nor is there any pending or, to the Knowledge of Buyer, threatened notification) by the Federal Office of Surface Mining or the agency of any state administering the SMCRA and/or any state surface mining laws, all as amended from time to time, that it is (i) ineligible to receive surface mining permits, or (ii) under investigation to determine whether its eligibility to receive a SMCRA or state permit should be revoked (i.e., "permit blocked"), and to the Knowledge of Buyer there is no basis therefor.

         5.7 DISCLOSURE. The representations and warranties and statements of Buyer contained in this Agreement do not contain any untrue statement of the material fact, and when taken together in light of the circumstances under which they were made, do not fail to state any material fact necessary to make the representations, warranties and statements not misleading.

               ARTICLE 6 -COVENANTS AND AGREEMENTS OF THE PARTIES

         6.1 CONFIDENTIALITY. Prior to the Closing, Buyer shall hold in trust and keep (and shall cause its directors, officers, employees, representatives, advisors and affiliates to keep) confidential all information relating to this Agreement, the Seller and the Acquired Assets (including any such information received prior to the date hereof); and, in addition thereto, Buyer and its affiliates shall comply with the confidentiality obligations applicable to Buyer as are set forth in the Confidentiality Agreement between Buyer and Seller dated August 11, 2003, a copy of which is attached hereto as
EXHIBIT 5 (the "Confidentially Agreement"), and the Confidentiality Agreement shall remain in full force and effect and shall not be merged into this Agreement.

         6.2 CONDUCT OF THE BUSINESS PENDING THE CLOSING. Notwithstanding anything in this Agreement to the contrary, Seller may, in its sole discretion, shut down or reduce any and all work between the date of this Agreement and the Closing, and Seller shall not be obligated to operate in the ordinary course or consistent with past practices prior to the Closing; provided that between the date of this Agreement and the Closing, Seller shall maintain all of the Owned Real Property, Leased Real Property and Tangible Personal Property and Equipment in good repair, order and condition, reasonable wear and use excepted. Between the date of this Agreement and the Closing Time, Seller shall not amend any of the Leases or Contracts, and Seller shall not enter into any new leases or agreements affecting the Owned Real Property or Leased Real Property, without the prior consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned.

         6.3      NOTIFICATION.

                  (a) Between the date of this Agreement and Closing, Seller will notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties prior to Closing, or would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the attached Schedules, Seller shall promptly deliver to Buyer a supplement to the applicable Schedule specifying such change, and Seller's supplement shall be deemed to have amended the applicable Schedule or Exhibit for all purposes unless Buyer timely exercises its right to terminate this Agreement pursuant to subsection 10.1(b) of this Agreement. If Buyer fails to terminate this Agreement as provided in ss. 10.1, Seller's notice and supplement delivered pursuant to this Subsection 6.3(a) shall be deemed to have cured any misrepresentation or breach of representation or warranty that otherwise might have existed by reason of such factor condition.

                  (b) Between the date of this Agreement and Closing, Buyer will notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's representations and warranties prior to Closing, or would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

                  (c) Between the date of this Agreement and Closing, Seller and Buyer shall cooperate in good faith in an effort to obtain all Consents from the appropriate third parties. In the event that all Consents are not obtained by the scheduled time of Closing, then (i) Buyer shall have the option of waiving the requirement of obtaining one or more Consents as a condition to Closing, in which event the Closing of the transaction shall occur as scheduled pursuant to Article 3, or (ii) in the event Buyer elects not to waive such condition, Seller shall have the option, exercisable in its discretion, of delaying the Closing for a period not to exceed forty-five (45) days in order to obtain all required Consents. In the event Seller elects to delay the Closing under this Subsection 6.3(c) and all Consents have not been obtained by the end of such forty-five-day period, then Buyer shall have the option of waiving the requirement for the obtaining of such Consents, in which case, the Closing shall proceed, or terminating this Agreement in accordance with Buyer's rights under Section 10.1.

         6.4 FEES AND EXPENSES. Except as otherwise specifically provided in this Agreement, Seller and Buyer shall each bear its own attorneys fees and any other fees and expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

         6.5 PUBLICITY. Neither party hereto shall issue any press release or public statement relating to or concerning this Agreement or the matters contained herein without obtaining the prior approval of the other party of the contents and the manner of presentation and publication thereof, which approval shall not be unreasonably withheld, conditioned or delayed.

         6.6 POST-CLOSING ASSISTANCE. From and after the Closing, upon the request of either party, the other party hereto shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the transactions contemplated by this Agreement. Seller shall be permitted to store Excluded Assets at the properties of the Buyer at no cost to Seller for a period not to exceed thirty (30) days following Closing, and Buyer will reasonably cooperate with Seller in the relocation and/or sale of such Excluded Assets by Seller during the thirty (30) day period following the Closing. After the Closing, at Seller's request and expense, Buyer shall employ its best efforts to assist the Seller in obtaining the full benefit of any and all Tax credits, Tax refunds and Tax benefits related to all Taxes paid and all other matters related to Seller's business prior to the Closing.

         6.7      PERMIT TRANSFER:

                  (a) Within thirty (30) days after Closing Buyer and Seller shall file any and all necessary applications for approval of transfer of rights pursuant to the Permits or application for successor operator permits with the applicable regulatory authorities

(the "Applications"). At the time of transfer of each Permit, Buyer shall post all bonds (or other appropriate collateral of a type satisfactory to the appropriate regulatory authority) necessary to substitute Buyer's bonds for Seller's bonds identified in Schedule 9 ("Bonds") so that Seller may apply and obtain the release of the Bonds. Any and all necessary filing fees for the Applications, the cost of advertising the filing of the Applications and any and all costs payable to any governmental authority in connection with the Applications shall be borne by Buyer; otherwise, each party will bear its own costs and expenses in connection with such transfer of the Permits. Each party hereto shall bear all its bond fees and other costs with respect to the bonds and other security it has posted or may post in connection with the foregoing.

                  (b) Buyer will file with the Applications (or at such later time as may be expressly permitted by Subsection (a) above) bonds or other appropriate collateral of a type satisfactory to the appropriate regulatory authority as surety for the reclamation of the boundaries affected by each Permit, including all areas therein previously affected by the Seller, with good and sufficient surety satisfactory to the regulatory agency. The parties shall take all reasonable steps necessary to ensure that promptly upon approval of the transfer of the Permits or reissuance of the Permits to Buyer by the appropriate regulatory agency or agencies, Seller shall be released and absolved from all liability and obligation under the Permits and all Bonds and all deposits, letters of credit or collateral by Seller posted as security for such Bonds and any cash bonds or letters of credit posted by the Seller directly with the regulatory agency in connection therewith shall be refunded in full and/or returned to Seller.

                  (c) Subject to any required administrative consent or approval and any other requirement of any governmental authority, and upon Buyer's funding of the Bond Escrow under Subsection 6.7(f), Seller, to the extent Seller has a legal right to do so, grants to Buyer the right to engage in mining operations and reclamation activities on the premises permitted under the Permits, subject to the terms and conditions of this Agreement, each Lease and the Permits. Should Buyer elect to begin mining operations prior to issuance of new Permits to Buyer, Buyer shall cause to be prepared and the parties hereto shall jointly submit to the regulatory authority such change of operator forms as are required by the regulatory authority and Buyer shall operate solely as an independent contractor and not as an agent, employee, or servant of Seller. Subject to its continuing obligations and liabilities under the Permits, the Bonds for which shall be supplied by Buyer, Seller shall have no right or obligation in any way to direct, supervise or control such mining and reclamation activities of Buyer under this subsection. Except as otherwise provided in this Agreement, (i) all of Buyer's post-Closing operations pursuant to this subsection shall be at the sole cost, risk and expense of Buyer and shall be conducted by Buyer strictly in accordance and in full compliance with any and all applicable Laws, and (ii) any benefit gained from such post-Closing operations by Buyer pursuant to this subsection shall likewise be for the sole account and benefit of Buyer. Except as otherwise provided in this Agreement, Buyer shall receive no compensation from Seller and Seller shall receive no additional compensation from Buyer as a result of conducting mining operations pursuant to this Subsection.

                  (d) Buyer and Seller agree to diligently prosecute the Application process contemplated hereby for the transfer of the Permits and/or the change of operator. In the event of the denial of the transfer of any of the Permits by the appropriate regulatory authority or the issuance of any new permits by the appropriate regulatory authority, Buyer shall, at Buyer's expense, until such denial is permanently reversed, diligently pursue and exhaust all administrative and judicial remedies afforded to Buyer in the event of such denial. In any event, Buyer shall remain liable for all the Assumed Obligations notwithstanding the failure of the Buyer to obtain permits necessary to effectively utilize the Acquired Assets.

                  (e) Buyer shall at all times after Closing and in all events (whether or not Permits are ever transferred or issued to Buyer) indemnify each member of Seller's Group for all Losses incurred by each member of Seller's Group in connection with any and all post-Closing notices of violations and any and all actions or failure to act of Buyer relating to the Acquired Assets, the Permits (including bonds and other security therefor), the Owned Real Property, the Leased Real Property and/or Buyer's mining operations conducted pursuant to this ss. 6.7, which Losses shall constitute a Buyer Assumed Obligation.

                  (f) At Closing, Buyer shall deposit the sum of $826,424.00 into a separate escrow account (the "Bond Escrow") with the law firm of Kite, Bowen & Associates, P.A., in Sevierville, Tennessee for the benefit of Seller, as security for Buyer's obligations under this ss. 6.7 to obtain the release of Seller's Bonds. The Bond Escrow shall be held and disbursed in accordance with the terms of the Bond Escrow Agreement attached as EXHIBIT 6.

         6.8 ASSUMED OBLIGATIONS AND POST-CLOSING COMPLIANCE WITH LAWS. From and after the Closing, Buyer shall timely perform, pay and discharge all Assumed Obligations and comply with all Environmental Laws, Mining Laws and all other Laws and shall release, indemnify and hold harmless Seller and each member of Seller's Group from any and all Losses related to such Assumed Obligations and any post-Closing failure to comply with Environmental Laws or other Laws as required by this ss. 6.8.

         6.9 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES RELATIONSHIP BETWEEN THE PARTIES. It is the explicit intent and understanding of the parties hereto that none of the parties nor any of their respective affiliates, representatives, advisors or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement, and none of the parties is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party or such other party's affiliates, representatives, advisors or agents, except for the representations and warranties expressly set forth in this Agreement. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SELLER EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ACQUIRED ASSETS OR THE BUSINESS OF THE SELLER AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD THAT THE ACQUIRED ASSETS ARE CONVEYED "AS IS" AND "WHERE IS." Without limiting the generality of and in furtherance of the preceding sentences, Buyer acknowledges that Seller makes no representations or warranties to

Buyer regarding any forecasts, projections, estimates, business plans or budgets, if any, heretofore delivered to or made available to Buyer or its affiliates, representatives, advisors or agents in respect of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows, the Assumed Obligations or the future financial condition (or any component thereof) of Buyer, the Acquired Assets or operations relating to the Acquired Assets. The parties hereto agree that this is an arm's length transaction in which the parties' undertakings and obligations are limited to the performance of their obligations under this Agreement. Buyer acknowledges that it is a sophisticated investor, that it has undertaken, and that Seller has given Buyer such opportunities as it has requested to undertake, a full investigation of Seller and the business of Seller (including the assets, contracts, permits, licenses, coal reserve data and information, premises, properties, environmental matters, facilities, books and records of Seller), and that it has only a contractual relationship with Seller, based solely on the terms of the this Agreement, and that there is no special relationship of trust or reliance between Buyer and Seller.

         6.10 NO SHOP PROVISION. Prior to the earlier of the termination of this Agreement or the Closing, Seller shall not, without the prior written consent of Buyer, except in the ordinary course of business, (a) sell any of the Acquired Assets, or (b) consider or solicit any third-party proposals for the purchase and sale of the Acquired Assets.

         6.11 BEST EFFORTS. Prior to the earlier of the termination of this Agreement or the Closing, Seller and Buyer shall each use its best efforts to obtain all Consents and satisfy the conditions to the transactions contemplated by this Agreement which may be a condition to either party's obligation to close.

         6.12 PRE-CLOSING DUE DILIGENCE. Seller shall, if and when reasonably requested by Buyer, grant Buyer, its employees, contractors or agents full access to Seller's books, records, equipment and properties relative to the Acquired Assets and Assumed Obligations, excluding however any financial statements, tax returns, ledgers and other financial books and records of Seller. Moreover, if and when reasonably requested, Seller will permit Buyer to discuss the Acquired Assets and Assumed Obligations with Seller's officers during normal business hours at Seller's offices upon reasonable notice.

         6.13 INSURANCE. Prior to exercising the rights granted herein, and specifically those rights granted in ss. 6.7, Buyer shall (and shall require any contractor engaged by Buyer to perform services on its behalf to) procure and maintain in full force and effect through the date the Permits are effectively transferred, at its sole expense, insurance as required by the regulatory authority and to substitute for Seller's insurance as required by the regulatory authority, including the following insurance coverage:

                  (a) comprehensive general liability insurance including broad form contractual liability, specifying the indemnification provisions contained in this Agreement, with a minimum coverage of $1,000,000.00 combined single limit;

                  (b)      workers'   compensation   and   employers   liability
insurance adequate to satisfy all legal obligations under state or federal workers' compensation statutes; and

                  (c) automobile and/or excess umbrella liability insurance (owned, hired and non-owned vehicles) with minimum bodily injury and property damage limits of $1,000,000.00 for each occurrence.

         Seller shall be named as an additional insured on the policies listed in subsections (a) and (c) herein, and Seller shall be provided with Certificates of Insurance evidencing the coverages described above (including the fact that Seller is a named additional insured). All such certificates shall contain an agreement by the insurers that such policies shall not be canceled or materially changed without the insurer giving at least thirty (30) days prior written notice to Seller, and said policies shall waive subrogation against Seller.

         6.14 SELLER'S EMPLOYEES. Seller will notify its employees of the transaction contemplated by this Agreement subsequent to the pre-Closing and prior to the Closing Time. Seller shall terminate all Seller employees (other than Seller's principals) as of the Closing Time and Buyer will offer employment to all such employees on terms comparable to those provided by Seller.

         6.15 TITLE MATTERS. Subsequent to Closing, Seller shall use commercially reasonable efforts to cure the following defects in the various titles to sundry tracts of the real property being sold by Seller, within sixty
(60) days after Closing, to wit:

                  (i) obtaining a transfer of its loading dock rights to the Southern Railway facility in that parcel of land listed as, or adjacent to, County Tax Map 077, Parcel 00301, in Campbell County, Tennessee;

                  (ii) obtaining an affidavit indicating that Martha Newport, one of the heirs of Louisa Newport, is deceased and that Hubert Newport and John Riley Newport were Martha Newport's sole and only heirs at law, and giving reference to that deed recorded in Warranty Deed Book 130, page 165, in the Scott County, Tennessee, Register of Deeds Office, or indicating in some other manner the process, including recordation of documents, whereby Wiley and Bethana Anderson obtained Martha Newport's interest in the tract of land described in that deed, and currently known as Tax Map 141, parcel 00701, in Scott County, Tennessee;

                  (iii) obtaining an affidavit stating that Christeen Anderson is the same person as Christine K. Anderson, with reference to that Mining Lease recorded in Miscellaneous Book 101, page 549, in the Scott County, Tennessee, Register of Deeds office, regarding Tax Map 141, Parcel 03400 in Scott County, Tennessee; and

                  (iv) obtaining an affidavit stating that Ida Lowe is deceased and that Armelda Davison, Arthur Lowe, Earl Lowe, Robert Lowe, Flossie Lowe Byrd and Austin Lowe were Ida Lowe's sole and only heirs at law, and giving reference to that deed recorded in Warranty Deed Book 93, page 208, in the Scott County, Tennessee, Register of Deeds Office, or indicating in some other manner the process, including recordation of documents, whereby Arthur and Angelin E. Lowe obtained Ida Lowe's interest in the tract of land described in that deed, and currently known as Tax Map 141, Parcel 00500 in Scott County, Tennessee.

         The aforesaid defects and/or clouds on the titles to the above respective parcels shall constitute Permitted Encumbrances during the said 60-day period or until cured, whichever occurs first. Provided, however, that in the event that, despite the Seller's use of its commercially reasonable efforts, a defect and/or cloud listed above remains uncured after such 61-day period, then and in that event such defect encumbrance and/or cloud shall remain a Permitted Encumbrance and Seller shall have no liability to Buyer as a result of such Permitted Encumbrance. If Seller fails to use commercially reasonable efforts, then, after the 60-day period, Buyer may use commercial reasonable efforts to cure such defects at Seller's expense.

                  ARTICLE 7 - TAXES, PRORATIONS AND ADJUSTMENTS

         7.1 CERTAIN TAX MATTERS. Buyer will, at all times after the Closing, use its best efforts to assist the Seller in obtaining all credits, deductions, carry forwards and other Tax benefits relating to any period prior to the Closing.

         7.2 PRORATIONS AND ADJUSTMENTS. All unmined mineral taxes, ad valorem taxes and all real estate taxes other than transfer taxes shall be prorated to the date of Closing.

         7.3 TRANSFER TAXES. All sales taxes, use taxes, real estate transfer taxes, motor vehicle and other personal property transfer taxes and all other taxes imposed on or relating to the sale of the Acquired Assets to Buyer, the use of the Acquired Assets by Buyer or the transfer of the Acquired Assets to Buyer (including any industrial machinery taxes) shall be borne solely by Buyer and shall constitute Buyer Assumed Obligations.

         7.4 TAX ALLOCATION. Buyer and Seller agree that for the purposes of this Agreement, Buyer and Seller shall jointly allocate the Purchase Price to the Acquired Assets in accordance with the allocation set forth in SCHEDULE 8 attached. Each party hereto shall deliver to the other all appropriate IRS forms reflecting such allocations.

         7.5 UTILITIES. Seller and Buyer shall cooperate to arrange for all utilities at Seller's facilities to be transferred to Buyer as of the Closing Time, and all utility bills of Seller covering periods prior to and after the Closing Time shall be prorated as of the Closing Time. Promptly after Closing, Buyer shall substitute its deposits for all utility deposits posted by Seller and cooperate with Seller's efforts to obtain the release and return of Seller's utility deposits. If requested by a utility, Buyer shall execute a new contract for utility service.

         7.6 FINAL SETTLEMENT. Buyer and Seller shall enter into a final settlement of all proration amounts under this Article 7 within 60 days following the Closing, and the party responsible for payment of any net proration amount shall pay such amount to the other party at the time of settlement.

                           ARTICLE 8 - INDEMNIFICATION

         8.1 SELLER'S INDEMNIFICATION. Subject to the limitations set forth below in this Article 8, Seller shall indemnify and hold harmless Buyer and its officers, directors, employees, agents and affiliates (collectively, the "Buyer Indemnitees") from and against any and all Losses to which they or any of them may become subject, to the extent caused by:

                  (a) any breach or default in performance by Seller of any covenant, obligation or agreement of Seller contained in this Agreement; or

                  (b) any breach of any representation, warranty, agreement, covenant, obligation or other undertaking or agreement made by Seller in this Agreement, after giving effect to any supplement to the Schedules or Exhibits made at or prior to the Closing.

         8.2 BUYER'S INDEMNIFICATION. Subject to the limitations set forth in this Article 8, Buyer shall release, indemnify and hold harmless each member of Seller's Group (collectively, the "Seller Indemnitees") from and against any and all Losses to which they or any of them may become subject, to the extent caused by:

                  (a) any breach or default in performance by Buyer of any covenant, obligation or agreement of Buyer contained in this Agreement or in any other agreement entered into by Buyer pursuant to this Agreement;

                  (b)      any   breach   of   any   representation,   warranty,
agreement, covenant, obligation or other undertaking or agreement made by Buyer in this Agreement;

                  (c) any failure by Buyer to fully and timely perform or pay any of the Assumed Obligations; or

                  (d) any activities or the exercise of any rights by Buyer with respect to the Acquired Assets after Closing, including but not limited to those rights granted in Subsection 6.7 (c).

         8.3      NATURE AND SURVIVAL. TIME LIMITS.

                  (a) All representations and warranties set forth in Articles 4 and 5 of this Agreement shall survive the Closing (unless the party not making the representation or warranty knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in effect until the first anniversary of the Closing, at which time any and all liability arising out of or relating to such representations and warranties shall terminate unless the party not making the representation has theretofore notified the other party in writing and in reasonable detail specifying the bases for a claim or claims.

                  (b) Except for the representations and warranties described in Articles 4 and 5 of this Agreement, all covenants, obligations, agreements and other undertakings of the parties set forth in this Agreement shall survive indefinitely.

                  (c)      In  the  event   that   Seller   or  its   authorized
representatives (including, but not limited to Seller's non-employee consultants) has any Knowledge of any fact, event or circumstance that constitutes (or would constitute) or indicates (or would indicate) a breach of any representation, warranty or covenant made by Buyer in this Agreement, and Seller fails to disclose the same in writing to Buyer prior to Closing such that Buyer is unaware of such breach at or before Closing, then such breach shall not form the basis of any claim of indemnity hereunder. In the event that Buyer or its authorized representatives (including but not limited to Buyer's non-employee consultants) has any Knowledge of any fact, event or circumstance that constitutes (or would constitute) or indicates (or would indicate) a breach of any representation, warranty or covenant made by Seller in this Agreement, and Buyer fails to disclose the same in writing to Seller prior to Closing such that such that Seller is unaware of such breach at or before Closing, then such breach shall not form the basis of any claim of indemnity hereunder.

         8.4      GENERAL   PROVISIONS.   In  the   case   of  any   claim   for
indemnification brought pursuant to this Agreement:

                  (a) The party entitled to indemnification (the "Indemnified Party") shall notify the party obligated to provide indemnification (the "Indemnifying Party") promptly
upon   receipt   of  notice  of  the   commencement   of  the  claim  for  which
indemnification is sought pursuant to this Article 8, in writing and in reasonable detail, and within any applicable time limits specified in this Agreement. The Indemnified Party shall use all reasonable efforts to mitigate any Losses. In case any such action is brought against any Indemnified Party, the Indemnifying Party shall be entitled to participate therein and, to the extent it may wish, to assume the defense thereof. Subsequent to such assumption of defense, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that the Indemnified Party shall thereafter have the right to participate in the defense of such claim and to be represented, solely at its expense, by advisory counsel selected by it, it being understood that the Indemnifying Party shall control such defense, and any settlement of such claim shall require the consent of the Indemnified Party, which consent may not be unreasonably withheld conditioned or delayed. Whether or not the Indemnifying Party shall have assumed the defense of a claim for which the Indemnified Party is entitled to be indemnified pursuant to ss. 8.1 or ss. 8.2 of this Agreement, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

                  (b) The Indemnified Party will, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party in the defense of any such action and shall furnish any documents and endeavor to make available any witnesses under its control.

                  (c) Any recovery shall be (i) limited to the Losses actually incurred for which indemnification is provided (after giving effect to the Present Value Benefit, realized or realizable by the Indemnified Party in connection with or as a result of the occurrence of the Loss for which the indemnity payment is to be made) and shall not include punitive damages, indirect damages, or consequential damages (including, without limitation, lost profits) incurred by the Indemnified Party, and (ii) net of insurance proceeds received by the Indemnified Party relative to such Losses. The foregoing limitations shall apply before application of the monetary limitations specified herein. If the amount to be netted hereunder from any payment by the Indemnifying Party is determined after payment by the Indemnifying Party of any amount otherwise required to be paid pursuant to any indemnity provision of this Agreement, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to said indemnity provision had such determination been made at the time of such payment.

                        ARTICLE 9 - CONDITIONS TO CLOSING

         9.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligation of Buyer to close the transaction contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer), prior to or at the pre-Closing, of each of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. Except for any breach of the representations and warranties of Seller contained in this Agreement that would not have a Materially Adverse Effect, the representations and warranties of Seller in this Agreement shall be true and correct in all material respects immediately prior to the pre-Closing, with the same effect as though made immediately prior to the pre-

Closing (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date), after giving effect to any deemed amendment pursuant to ss. 6.3;

                  (b) COVENANTS. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller prior to or at pre-Closing;

                  (c) NO PROHIBITION. There shall not be in effect any injunction or order issued by any court or administrative agency of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement at the pre-Closing; and

                  (d) CONSENTS. Seller shall have received and delivered all Consents to Buyer. Notwithstanding anything contained in this Agreement to the contrary, if Buyer elects to close the transactions contemplated hereby, notwithstanding that a condition to Closing has not been satisfied or met, Buyer shall be deemed to have waived any conditions to Buyer's obligations to close.

         9.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligation of Seller to close the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) of each of the following conditions prior to or at the pre-Closing:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects immediately prior to the pre-Closing, with the same effect as though made immediately prior to the pre-Closing (except for representations and warranties made as of a specific date of which shall be true and correct in all material respects as of such date);

                  (b) COVENANTS. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer prior to or at the pre-Closing; and

                  (c) NO PROHIBITION. There shall not be in effect any injunction or order issued by any court. or administrative agency of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement on the pre-Closing.

         Notwithstanding anything contained in this Agreement to the contrary, if Seller elects to close the transactions contemplated hereby, notwithstanding that a condition to Closing has not been satisfied or met, Seller shall be deemed to have waived any conditions to Seller's obligations to close.

                      ARTICLE 10 -TERMINATION OF AGREEMENT

         10.1 TERMINATION BEFORE CLOSING: This Agreement may be terminated (subject to the provisions of ss. 10.2 of this Agreement below) at any time before pre-Closing:

                  (a)      by the mutual consent of Seller and Buyer in writing;

                  (b) by Buyer in the event of Seller's material breach or default under this Agreement;

                  (c) by Seller in the event of Buyer's material breach or default under this Agreement;

                  (d) by Buyer within 5 business days after receipt by Buyer of a notice given by Seller pursuant to ss. 6.3 of this Agreement, if the matters disclosed in the notice would have a Materially Adverse Effect;

                  (e)      by  Buyer  if  all   Consents  are  not  obtained  by
pre-Closing unless Seller elects to extend the time for Closing pursuant to Subsection 6.3(a);

                  (f) by Buyer if the Closing has not occurred on or prior to June 8, 2004, other than as a result of Buyer's material breach or default of this Agreement; or

                  (g) by Seller if the Closing has not occurred on or prior to June 8, 2004, other than as a result of Seller's material breach or default of this Agreement.

         10.2 EFFECT OF TERMINATION. Notwithstanding any other provision of this Agreement, if this Agreement is terminated pursuant to ss. 10.1, except as hereafter otherwise expressly provided, all rights and obligations of the parties under this Agreement will terminate without liability of any party to any other party and the exercise of a right of termination shall act as an exclusive election of remedies for such terminating party or parties except as otherwise provided in this ss. 10.2; provided, however, that the rights and obligations in ss. 6.1, 6.5 and this ss. 10.2 shall survive the termination of this Agreement.

         10.3 ESCROW ACCOUNT. In the event this Agreement is validly terminated pursuant to ss. 10.1, the parties shall direct the Escrow Agent to distribute all monies held in the Escrow Account to the Buyer unless such termination occurred by reason of Seller exercising its right of termination under Subsection 10.1(c) or (g) in which case the Seller shall be entitled to retain the entire Escrow Account and the Escrow Agent shall be authorized to distribute the Escrow Account to Seller. In the event of a dispute with regard to distribution of the Escrow Account upon termination of the Agreement, the Escrow Agent may file an interpleader action to resolve such dispute and Escrow Agent's expenses and reasonable attorney fees shall be paid from the interpleader funds.

                              ARTICLE 11 - DEFAULT

         11.1 BUYER DEFAULT AND SELLER REMEDIES. If Buyer fails to perform or observe any covenant, provision, term, restriction, or condition required to be performed or observed by Buyer and imposed by law or under the terms of this Agreement or any assignment and assumption agreement entered into pursuant to this Agreement, then in such event and as often as the same occurs, Seller may commence an action in any court of competent jurisdiction for liquidated or money damages, specific performance or any other legal or equitable relief. Exercise of any one of the foregoing remedies shall not preclude Seller from exercising every other remedy provided under this Agreement (including retention of the Escrow Agent Deposit) or otherwise available under Law, it being the intention of the parties that Seller's remedies shall be cumulative and shall survive termination, expiration, cancellation or forfeiture of this Agreement.

         11.2 SELLER DEFAULT AND BUYER REMEDIES. If Seller fails to perform or observe any covenant, provision, term, restriction, or condition required to be performed or observed by Seller and imposed by law or under the terms of this Agreement, then in such event and as often as the same occurs, Buyer may commence an action in any court of competent jurisdiction for money damages, specific performance or any other legal or equitable relief. Exercise of any one of the foregoing remedies shall not preclude Buyer from exercising every other remedy provided herein or at law, it being the intention of the parties that Buyer's remedies shall be cumulative and shall survive termination, expiration, cancellation or forfeiture of this Agreement.

                           ARTICLE 12 - MISCELLANEOUS

         12.1 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits attached hereto each of which is incorporated by reference, and the Letter of Intent set forth the entire agreement and understanding of the parties with respect to the transactions contemplated herein and supersedes any previous agreements and understandings between the parties with respect thereto. To the extent the Letter of Intent conflicts with the terms of this Agreement, this Agreement shall control.

         12.2 CONSTRUCTION. This Agreement is the result of arm's-length negotiations between, and has been prepared and reviewed by, each party hereto and its respective counsel. Accordingly, this Agreement shall be deemed to be the product of both parties hereto.

         12.3 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Tennessee, without giving effect to its conflicts of law principles. The parties hereby specifically submit themselves to the jurisdiction of the state courts located in Knox County, Tennessee, and hereby covenant and agree that the venue and forum for any claim, controversy or proceeding arising under or related to this Agreement shall be brought and maintained in such courts.

         12.4 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been duly given or made upon: (i) delivery by hand, (ii) one business day after being sent by overnight courier,
(iii) 4 business days after being deposited in the United States mail, postage prepaid, or (iv) in the case of transmission by facsimile, when confirmation of receipt is obtained. Such communications shall be addressed and directed to the parties listed below as follows:

         If to Seller, to:          U.S. Coal, Inc.
                                    Attn:  Mr. William O. Bale
                                    130 Coal Street
                                    Huntsville, Tennessee  37756


         If to Buyer, to:           National Coal Corp.
                                    Attn:  Mr. Jon Nix
                                    319 Ebenezer Road
                                    Knoxville, Tennessee  37923

         12.5 WAIVER. Waivers of or consents to departures from the provisions hereof may be given, provided that the same shall be in writing and be signed by each of the parties hereto. No such waiver or consent shall be construed as a waiver of or consent to any other departure from any such provisions or any other provisions hereof.

         12.6 BINDING EFFECT, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as hereafter otherwise provided, no assignment or transfer of this Agreement or of any rights or obligations hereunder may be made, in whole or in part, by any party (by operation of Law or otherwise) without the prior written consent of the other party hereto, and any purported assignment without consent shall be void.

         12.7 AMENDMENT. Except for any deemed amendment pursuant to ss. 6.3, this Agreement may not be amended, modified or supplemented unless the same shall be in writing and signed by each of the parties hereto.

         12.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

         12.9 NO THIRD-PARTY BENEFICIARIES. The terms, agreements and provisions of the parties set forth in this Agreement are not intended for, nor shall they be for the benefit of or enforceable by, any Person not a party hereto.

         12.10 HEADINGS. The descriptive headings of the Articles, Sections, Schedules, Exhibits and paragraphs of this Agreement are inserted for convenience only and do not constitute a part or affect the interpretation of this Agreement.

         IN  WITNESS  WHEREOF,   the  undersigned  parties  have  executed  this
Agreement this 15th day of April, 2004.

U.S. COAL, INC.,                            NATIONAL COAL CORPORATION,
a Tennessee corporation                     a Tennessee corporation


By:  /S/ WILLIAM O. BALE                    By:  /S/ JON E. NIX
   ---------------------------------           ---------------------------------
     William O. Bale, President                  Jon E. Nix, President


NEW RIVER PROCESSING INC.,
a Tennessee corporation


By:  /S/ WILLIAM O. BALE
   ---------------------------------
     William O. Bale, President

                         OMITTED EXHIBITS AND SCHEDULES
                      TO ASSET PURCHASE AND SALE AGREEMENT

         The following Exhibits and Schedules to the Asset Purchase and Sale Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission upon request.


SCHEDULE 1:       Excluded Assets

SCHEDULE 2:       Tangible Personal Property and Equipment

SCHEDULE 3:       Leased Real Property

SCHEDULE 4:       Owned Real Property

SCHEDULE 5:       Permits

SCHEDULE 6:       Contracts

SCHEDULE 7:       Consents

SCHEDULE 8:       Tax Allocation of Purchase Price

SCHEDULE 9:       Bonds

EXHIBIT 1:        Warranty Bill of Sale

EXHIBIT 2:        Assignment and Assumption of Lease

EXHIBIT 3:        Assignment and Assumption of Contract

EXHIBIT 4:        Warranty Deed

EXHIBIT 5:        Confidentially Agreement

EXHIBIT 6:        Bond Escrow Agreement